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                                                                   EXHIBIT 12.1


STEEL DYNAMICS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                              1999          2000          2001          2002          2003
                                                           ---------     ---------     ---------     ---------     ---------
Interest expense, including amortization
   of debt issuance costs .............................    $  22,919     $  21,038     $  21,015     $  38,513     $  38,568
Capitalized interest ..................................       13,196        17,477        13,993        11,413         7,820
                                                           ---------     ---------     ---------     ---------     ---------

        Fixed charges (a) .............................       36,115        38,515        35,008        49,926        46,388

Income before taxes and extraordinary items ...........       65,279        84,485         5,113       124,477        75,437
Amortization of capitalized interest ..................        1,365         1,501         1,597         2,932         3,859
Less capitalized interest .............................      (13,196)      (17,477)      (13,993)      (11,413)       (7,820)
                                                           ---------     ---------     ---------     ---------     ---------

        Adjusted earnings (b) .........................    $  89,563     $ 107,024     $  27,725     $ 165,922     $ 117,864
                                                           =========     =========     =========     =========     =========

Ratio (b) / (a) .......................................         2.48x         2.78x         0.79x         3.32x         2.54x
                                                           =========     =========     =========     =========     =========


For purposes of calculating our ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and extraordinary items, adjusted for the portion of fixed charges deducted from the earnings, plus amortization of capitalized interest. Fixed charges consist of interest on all indebtedness, including capitalized interest, and amortization of debt issuances costs. In 2001, our earnings were insufficient to cover our fixed charges by $7.3 million.